Exhibit 10.21

PROMISSORY NOTE

$31,019,250.00	Dated: November 18, 2002
Effective: November 19, 2002

FOR VALUE RECEIVED, and intending to be legally bound, BELTWAY ASSETS LLC, a Delaware limited liability company having an office 5847 San Felipe, Suite 2600, Houston, Texas 77057 (hereinafter called the "Borrower"), promises to pay to the order of LEGG MASON REAL ESTATE SERVICES, INC., a Pennsylvania corporation, having an address at 100 Light Street, 32nd Floor, Baltimore, Maryland 21202 (hereinafter called the "Lender") or at such place as the holder hereof may from time to time designate in writing, the principal sum of THIRTY-ONE MILLION, NINETEEN THOUSAND TWO HUNDRED FIFTY DOLLARS ($31,019,250.00) in lawful money of the United States of America with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the rate of 6.08 % per annum (the "Applicable Rate") from the date hereof and to be paid in installments as follows:

1.	A payment of interest only on the date hereof representing interest from and including such date to and including December 9, 2002;

2.
Consecutive monthly payments of principal and interest together with payment to the Certificate Trustee, as set forth on Schedule A attached hereto and made a party hereof, beginning on the First Amortization Payment Date, set forth on Schedule A, up to and including the payment date immediately before the Final Payment Date set forth on Schedule A, each of such payments to be applied (a) to the payment of [the fee owed to the Certificate Trustee;] (b) to the payment of interest computed at the Applicable Rate; and (c) the balance applied toward the reduction of the principal sum.

And the balance of said principal sum, together with all accrued and unpaid interest thereon, shall be due and payable on the Final Payment Date set forth on Schedule A (the "Maturity Date"). Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each.

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on this Note or the Debt evidenced by this Note and by the other Loan Documents (or, to the extent it would permit a greater rate or amount of interest on this Note or the Debt evidenced by this Note and by the other Loan Documents, applicable United States federal law) to the end that neither Borrower nor Lender shall have contracted for, and Lender shall not charge, take, reserve or receive, and Borrower shall not pay, a greater amount of interest than under Texas law or applicable United State federal law. If (i) the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Debt, or (ii) Lender's exercise of any remedy hereunder or under the other Loan Documents, including the option herein contained to accelerate the maturity of this Note, or any prepayment by Borrower, results in Lender having charged, taken, reserved or received, and Borrower having paid, any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that (A) all amounts theretofore collected by Lender in excess of the maximum amount of interest allowed by applicable law be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Borrower), and (B) the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter payable, chargeable or collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder which does not exceed the maximum amount of interest allowed by applicable law. All sums paid or agreed to be paid to Lender for the use, forbearance and detention of the Debt evidenced by this Note and by the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Debt until payment in full so that the rate or amount of interest on account of such Debt does not exceed the usury ceiling from time to time in effect and applicable to such Debt for so long as debt is outstanding. To the extent that Lender is relying on Chapter 303, as amended, of the Texas Finance Code to determine the Maximum Lawful Rate (hereafter defined) payable on such Debt, Lender will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge or receive a greater amount of interest than Texas law, Lender will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Maximum Lawful Rate and the maximum amount permitted by applicable Law. Additionally, to the extent permitted by applicable law now or hereafter in effect and the Loan Documents, Lender may, at its option and from time to time, implement any other method of computing the Maximum Lawful Rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Debt evidenced by this Note. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. "Maximum Lawful Rate" shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (hereafter defined) made in connection with the loan evidenced by this Note and the Loan Documents. "Charges" shall mean all fees and charges, if any, contracted for, charged, received, taken or reserved by Lender in connection with the transactions relating to this Note and the Debt evidenced by this Note or by the Loan Documents which are treated as interest under applicable law. The term "applicable law" as used in this paragraph shall mean the laws of the State of Texas or the laws of the United States, whichever allows the greater rate or amount of non-usurious interest to be contracted for, charged, taken, reserved or received with respect to the Debt evidenced by this Note and the other Loan Documents, as such laws now exist or may be changed or amended or come into effect in the future.

This Note and the Debt evidenced hereby is made pursuant to a Loan Agreement, dated the Closing Date, between the Lender and Borrower (the "Loan Agreement") and is secured by the Indenture and the other Security Documents.

All capitalized terms used in this Note and not otherwise defined herein shall have the meanings ascribed to them in Appendix A to the Loan Agreement and the rules of construction set forth in Appendix A to the Loan Agreement shall also apply to this Note. A copy of the Loan Agreement is on file and available for inspection at the corporate trust office of the Certificate Trustee in Salt Lake City, Utah. Reference is made to the Loan Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of Borrower and Lender.

If an Event of Default exists, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Consideration) and with the effect provided in the Loan Agreement. All of the terms, conditions and agreements contained in the Loan Agreement and the Security Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

This Note is not subject to prepayment, in whole or in part, except in accordance with and subject to and as more fully set forth in Section 2.04 of the Loan Agreement.

This Note may be defeased in whole but not in part in accordance with and subject to and as more fully set forth in Section 2.05 of the Loan Agreement.

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and notice of intent to accelerate the maturity hereof (and of such acceleration); such waiver of notices, however, shall not apply to notices specifically required under the Loan Documents. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or the other Loan Documents made by agreement between Lender and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other Person who may become liable to pay all or any part of the Debt, under the Loan Documents.

Notwithstanding anything to the contrary contained in this Note, the liability of Borrower and the other Released Parties to pay the Debt and perform the Other Obligations are limited as set forth in Section 12.13 of Exhibit A to the Loan Agreement, the terms and provisions of which Section are incorporated into this Note by reference.

Upon the transfer of this Note, (i) Borrower hereby waives notice of any such transfer; (provided, however, unless and until Lender delivers written notice to Borrower of such transfer, together with the name, address and such other relevant payment information as is necessary, any and all amounts due and payable under the Loan Documents shall continue to be remitted to the payee last identified by Lender), (ii) Lender may deliver all of the collateral mortgaged, granted, pledged or assigned pursuant to the Indenture and the other Security Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights therein or under applicable law given to Lender with respect thereto, and (iii) Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights given to it under this Note, the Loan Agreement or the Security Documents with respect to any liabilities and the collateral not so transferred.

All Notices required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

Time is of the essence.

Schedule A attached hereto is made a part hereof and incorporated herein in its entirety by reference.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has duly executed this Note under seal the day and year first above written.

BORROWER:

BELTWAY ASSETS LLC,
a Delaware limited liability company

By:	/s/ J. Richard Rosenberg
   J. Richard Rosenberg
   Vice President and Chief Executive Officer

Schedule A To Promissory Note
Principal Amount	$31,019,250.00
Applicable Interest Rate	6.0800%
Mortgagor	Beltway Assets LLC
Mortgagee	Legg Mason Real Estate Services, Inc.
Tenant	Cooper Cameron Corporation
Property Location Street	4646 West Sam Houston Parkway North
City	Houston
State	Texas
Zip Code		77041
Number of Payments		264
Monthly Gross Rent	Months 1 to 132	$199,719.05
Monthly Principal & Interest Payment	Months 133 to 264	$179,768.15
	Months 1 to 132	$199,509.05
Monthly Trustee & Servicing Fee	Months 133 to 264	$179,558.15
		$210.00
First Payment Date		12/9/2002
Final Payment Date (Maturity Date)		11/9/2024